Exhibit 99.1

CONTACTS:

Investors:	Ben Matone, 484-362-0076, ben.matone@inovio.com
Media:	Jeff Richardson, 267-440-4211, jrichardson@inovio.com

Inovio Announces Appointments to its Board of Directors

Simon X. Benito, Director Since 2003, Named Chairman of the Board;

Lota Zoth, former MedImmune CFO, Joins Board

PLYMOUTH MEETING, PA – January 3, 2019 – Inovio Pharmaceuticals, Inc. (NASDAQ: INO) today announced that Mr. Simon X. Benito, former Merck Vaccines executive, has been appointed Chairman of Inovio’s Board of Directors, replacing Dr. Avtar Dhillon who is retiring from the Board after 10 years of service. Dr. Dhillon was initially appointed as Chairman of the Board in 2009 in conjunction with the merger between Inovio Biomedical and VGX Pharmaceuticals with a mandate to provide continuity and strategic guidance during its integration. Effective immediately, Mr. Benito will assume the role of Chairman.

In addition to the appointment of Mr. Benito, Inovio welcomes Ms. Lota Zoth to the company’s Board of Directors.

Dr. J. Joseph Kim, Inovio’s President and CEO, said, “Our Board has played a critical role in our success and that will continue with Simon Benito as our Chairman. For more than 15 years, he has brought to our Board many years of business experience in the pharmaceutical industry, formal accounting and financial expertise, significant public company board experience, and important industry contacts. We also welcome Lota Zoth, an experienced financial executive, who has a 35-year track record of helping public and private companies to sustainable growth and innovation through financings, acquisitions, and strategic planning.”

“Finally, with gratitude we thank Avtar Dhillon, Board Chairman since 2009, for his total of 17 years of dedicated service to Inovio. Avtar provided strong leadership especially during the integration and build-up after the merger of Inovio Biomedical and VGX that led to the formation of Inovio Pharmaceuticals in 2009.”

Lota Zoth has held senior financial roles in a variety of commercial-stage companies, including serving as MedImmune’s chief financial officer. Prior to joining MedImmune, Ms. Zoth served in financial executive roles with PSINet Inc., Sodexho Marriott Services, Inc., Marriott International and PepsiCo, Inc. Ms. Zoth was also an auditor at Ernst & Young, LLP and is a Certified Public Accountant. She has experience of serving on the board of multiple public companies in the biopharmaceutical industry, including Spark Therapeutics currently.

Simon Benito, a Director of Inovio since 2003, previously held various leadership positions at Merck & Co. including senior vice president of Merck Vaccine Division and vice president of Merck Human Health for Japan. Mr. Benito also served as executive vice president of Merck-Medco Managed Care.

About Inovio Pharmaceuticals, Inc.

Inovio is a late-stage biotechnology company focused on the discovery, development, and commercialization of DNA immunotherapies that transform the treatment of cancer and infectious diseases. Inovio’s proprietary platform technology applies next-generation antigen sequencing and DNA delivery to activate potent immune responses to targeted diseases. The technology functions exclusively in vivo, and has been demonstrated to consistently activate robust and fully functional T cell and antibody responses against targeted cancers and pathogens. Inovio is the only immunotherapy company that has reported generating T cells whose killing capacity correlates with relevant clinical outcomes. Inovio’s most advanced clinical program, VGX-3100, is in Phase 3 for the treatment of HPV-related cervical pre-cancer. Also in development are Phase 2 immuno-oncology programs targeting head and neck cancer, bladder cancer, and glioblastoma, as well as platform development programs in hepatitis B, Zika, Ebola, MERS, and HIV. Partners and collaborators include MedImmune, Regeneron, Roche/Genentech, ApolloBio Corporation, The Bill & Melinda Gates Foundation, The Wistar Institute, University of Pennsylvania, Parker Institute for Cancer Immunotherapy, CEPI, DARPA, GeneOne Life Science, Plumbline Life Sciences, Drexel University, NIH, HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, and Laval University. For more information, visit www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines, our expectations regarding our research and development programs, including the planned initiation and conduct of clinical trials and the availability and timing of data from those trials. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, our ability to support our pipeline of SynCon® active immunotherapy and vaccine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or our collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and other regulatory filings we make from time to time. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured or commercialized, that final results of clinical trials will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.